As filed with the Securities and Exchange Commission on June 30, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERANO HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1583243
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

415 North Dearborn Street, 4th Floor,
Chicago, Illinois 60654
(Address of Principal Executive Offices)

Verano Holdings Corp. Stock and Incentive Plan

(Full title of the plan)

George Archos

Chief Executive Officer

415 North Dearborn Street, 4th Floor
Chicago, Illinois 60654
(312) 265-0730

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I of Form S-8 is included in documents that will be delivered to participants in the plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been filed by Verano Holdings Corp. (the “Registrant”) with the SEC, are incorporated into this Registration Statement by reference:

●	the Registrant’s Registration Statement on Form 10 (File No. 000-56342) filed with the SEC on April 26, 2022, as amended on June 17, 2022, including the description of the Registrant’s proportionate voting shares and subordinate voting shares contained therein.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Business Corporations Act (British Columbia)

Section 160 of the Business Corporations Act (British Columbia) provides that the Registrant may indemnify an “Eligible Party” against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, an eligible proceeding to which the Eligible Party is or may be liable. An “Eligible Party” is an individual who: (i) is or was a director or officer of the Registrant; (ii) is or was a director or officer of another corporation: (a) at a time when such other corporation is or was an affiliate of the Registrant; or (b) at the request of the Registrant; or (iii) at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and, except in certain circumstances, his or her heirs and personal or other legal representatives of that individual. The Registrant may also after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an Eligible Party in respect of that proceeding. Expenses include costs, charges and expenses, including legal and other fees, but excluding judgments, penalties, fines or amounts paid in settlement of a proceeding. The Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the Eligible Party in respect of that proceeding if the Eligible Party, (a) has not been reimbursed for those expenses; and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding. The Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an Eligible Party in respect of that proceeding. However, the Registrant must not make such payments unless it first receives from the Eligible Party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the following sentence, the Eligible Party will repay the amounts advanced.

The Registrant must not indemnify an Eligible Party or pay its expenses if, (a) in relation to the subject matter of the eligible proceeding, the Eligible Party did not act honestly and in good faith with a view to the best interests of the applicable corporation; (b) in the case of an eligible proceeding other than a civil proceeding, the Eligible Party did not have reasonable grounds for believing that the Eligible Party’s conduct in respect of which the proceeding was brought was lawful, (c) the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles, or (d) the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles. If an eligible proceeding is brought against an Eligible Party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not indemnify the Eligible Party or pay the expenses of the Eligible Party in respect of the proceeding as aforesaid.

In addition, a court may, on the application of the Registrant or an Eligible Party: (i) order the Registrant to indemnify an Eligible Party against any liability incurred by the Eligible Party in respect of an eligible proceeding; (ii) order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant; (iii) order the Registrant to pay some or all of the expenses incurred by an Eligible Party in respect of an eligible proceeding; (iv) order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or (v) make any other order the court considers appropriate.

The Registrant may purchase and maintain insurance for the benefit of an Eligible Party or the heirs and personal or other legal representatives of the Eligible Party against any liability that may be incurred by reason of the Eligible Party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

The Registrant’s Articles

The Registrant’s articles contain a provision permitting it to eliminate the personal liability of its directors to the Registrant and its shareholders for damages incurred by a director or officer to the extent provided for under British Columbia law. The Registrant may also have contractual indemnification obligations under employment agreements with its officers or agreements entered into with its directors. These indemnification obligations could result in the Registrant incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Registrant may be unable to recoup. These provisions and the resulting costs may also discourage it from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by shareholders against the Registrant’s directors and officers even though such actions, if successful, might otherwise benefit it and its shareholders.

D&O Insurance

The Registrant obtained directors and officers liability insurance (“D&O Insurance”) for the benefit of the directors and the Registrant’s officers and intends to maintain D&O Insurance. D&O Insurance is insurance coverage intended to protect individuals from personal losses if they are sued as a result of serving as a director or an officer of a business or other type of organization. It can also cover the legal fees and other costs the organization may incur as a result of such a suit.

Item 7.   Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit No.	Description
4.1	Articles of Verano Holdings Corp., dated February 11, 2021 (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form 10 filed on April 26, 2022, File No. 000-56342).
4.2	Notice of Articles of Verano Holdings Corp., dated February 11, 2021 (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form 10 filed on April 26, 2022, File No. 000-56342).
4.3	Verano Holdings Corp. Stock and Incentive Plan (incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form 10 filed on April 26, 2022, File No. 000-56342).
5.1*	Opinion of Fasken Martineau DuMoulin LLP.
10.1	Form of Equity Award Agreement for Stock Option (incorporated by reference to Exhibit 10.11 of the Registrant’s Registration Statement on Form 10 filed on April 26, 2022, File No. 000-56342).
10.2	Form of Equity Award Agreement for RSU (incorporated by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form 10 filed on April 26, 2022, File No. 000-56342).
23.1*	Consent of Baker Tilly.
23.2*	Consent of Macias Gini & O’Connell LLP.
23.3*	Consent of Hill, Barth & King LLC.
23.4*	Consent of Hill, Barth & King LLC.
23.5*	Consent of Atlas CPAs & Advisors PLLC.
23.6*	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
107*	Filing Fee Table

*	Filed with this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 30, 2022.

VERANO HOLDINGS CORP.

By:	/s/ George Archos
Name:	George Archos
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of George Archos and Brett Summerer, acting alone or with another attorney-in-fact, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 of the Registrant and any subsequent registration statements related thereto pursuant to Instruction E to Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors, as applicable, to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below as of June 30, 2022.

Signature	Capacity in Which Signed

/s/ George Archos George Archos	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Brett Summerer	Chief Financial Officer (Principal Financial and Accounting Officer)
Brett Summerer

/s/ R. Michael Smullen R. Michael Smullen	Director

/s/ Cristina Nuñez Cristina Nuñez	Director

/s/ Edward Brown Edward Brown	Director

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